Exhibit 99.1

Amedisys, Inc.

3rd Quarter 2003 Earnings

Moderator: Brian Ritchie, Euro RSCG Life NRP

November 5, 2003

10:00 a.m. EDT

OPERATOR: Good morning, Ladies and Gentlemen, and welcome to the Amedisys <Company: Amedisys, Inc.; Ticker: AMED; URL: http://www.amedisys.com > teleconference. At this time all participants have been placed on the listen-only mode, and the floor will be open for your questions following the presentation. It is now my pleasure to turn the floor over to Brian Ritchie of Euro RSCG Life NRP. <Company: Euro RSCG Life NRP; URL: http://www.noonanrusso.com >. You may begin sir.

BRIAN RITCHIE, EURO RSCG LIFE NRP: Good morning, and thank you for joining us today for Amedisys Investor conference call to discuss recent corporate developments relative to this morning’s 3rd Quarter 2003 earnings announcement. By now you should have received a press release. If for some reason you have not received the press release or are unable to log on to the webcast, please call me, Brian Ritchie, of Euro RSCG Life NRP, at 212-845-4269 and I’ll be happy to assist you. Speaking today we have the company’s CEO, Bill Borne, the company’s Chief Financial Officer, Greg Browne, and the company’s Chief Operating Office, Larry Graham. Management will give you an overview of the quarter highlights and then open the call for questions and answers.

Before we get started we would like to remind you this conference may contain forward-looking statements regarding the future events or the future financial performance of the company including, without limitation, statements regarding operating results in calendar 2003, earning per share in 2003, growth opportunities and other statement that refer to Amedisys plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to Amedisys today and the company assumes no obligations to update these statements as circumstances change. For additional information, please see the cautionary statements included in Amedisys most recent Form 10-Q or other public filings filed with the Securities And Exchange Commission. At this time, I will turn the conference call over to Bill Borne. Please go ahead Mr. Borne.

BILL BORNE, AMEDISYS: Thanks, Brian. Good morning and welcome to our third quarter conference call. I want to thank everyone for your interest in calling in this morning. As always we appreciate your support. Amedisys continues to execute on its growth strategy. I believe we are well positioned to continue this growth trend and we look forward to future opportunities.

Today we have reported better than forecasted earnings and we are increasing our earnings guidance for the remainder of 2003. We have also reported record revenue and income. We put in place several initiatives last year, with the primary objective of becoming the low cost, outcome driven homecare provider of choice in the markets we serve. We are pleased to announce the benefits of these initiatives which have resulted in first, a continuous improvement in our operating income. Second, an increase in the company’s cash to $10.1 million even after spending $6 million on the Metro acquisition in August. And third, a continuously improving balance sheet with equity in excess of $25 million. The achievements mentioned, coupled with a more benign reimbursement environment from Medicare, well positions Amedisys to be a leading Medicare home nursing company.

I would like to take this opportunity to welcome our staff in Houston associated with our recent acquisition of the St. Luke’s Episcopal Hospital’s home health agency. This acquisition marks our entry into the Houston market, which we believe has tremendous potential.

Our overall objective and strategy is to enhance our position in chosen markets as a profitable and leading provider of high quality, low cost home nursing services. We will achieve this objective through the following initiatives.

First, as we move forward we will increase our focus on our employee relations. We have implemented several initiatives over the past six months to achieve a better profile for hiring, a more comprehensive orientation and training, with the desired expectation of reducing our turnover. Although we are currently experiencing turnover at approximately the national average, our goal is to be well below the national average in the next eighteen months.

We will continue to reduce and manage costs through a unique user-friendly technology as it relates to Medicare episodic clinical management.

Thirdly, our intention is to outgrow the market and our competitors through our internal growth strategies by further development of our specialty clinical programs. We will achieve this growth while demonstrating superior outcomes which will ultimately enhance our sales efforts.

Fourth, we believe the current market environment provides us with an extraordinary opportunity to continue our expansion through selected acquisitions. Our track record clearly demonstrates our ability to identify, acquire, and integrate targeted companies.

Fifth, we finally… we will continue to enhance our case management and disease management capabilities as well as position ourselves to take advantage of expected future trends in Medicare. Through strict adherence to our internal growth strategy, combined with the market which will allow us to acquire home health agencies at attractive and accretive multiples, we believe our overall EPS growth should exceed 20 percent annually over the next three years. Going forward our growth potential is exciting and we believe it will be this growth that will ensure our position as a leader in the home nursing market.

I would like to pass this call to Greg for his financial overview, which will then be followed by Larry with a brief, an operational update. Following Larry’s overview, we will open the call to the Q&A session. Thank you.

GREG BROWNE, AMEDISYS: Thanks, Bill. I will now discuss financial highlights for the third quarter and the nine months to September, both with respect to the income statement and the balance sheet as well as comment on guidance and reimbursement. Please bear in mind that the results for 2002 were impacted by reduced tax expense associated with the valuation allowance.

For the quarter our revenues of $37 million reflected strong internal growth along with two months from the Metro acquisition completed effective August 1st. Metro contributed approximately $3.1million for the quarter. For the nine months our revenues totaled $100 million as against $98 million the prior year. It should be noted that our non-Medicare revenue for this nine month period is approximately $2.8 million less than in 2002.

Our reported gross margin for the quarter of $21.8 million was very strong, the highest in the company’s history. Our gross margin percentage at just under 59 percent, whilst appreciably higher than last year’s number of 54.4 percent, were slightly lower than the Q2 number of 59.3 percent and reflects initial numbers from the Metro acquisition.

General and administrative expenses for the quarter stood at $18 million and were higher by some $1.4 million than the Q2 number for this year, again primarily due to the impact of the acquisition, however it is pleasing to note that those expenses were significantly lower on a percentage basis at 48.5 percent when compared with the Q2 number this year of 51.4 percent confirming the company’s underlying operating leverage. For the nine months G&A expenses totaled $50.5 million as compared with $45.9 in 2002.

For the quarter our operating income is reported at $3.9 million, substantially above the $2.6 million reported in Q2 of this year and the $2.4 million from the corresponding quarter of 2002. And for the nine months, our operating income of $8.6 million was $300 thousand higher than the corresponding period of 2002.

For this quarter other income and expenses were favorably impacted by $265 thousand, or 1.6 cents per share after tax considered normal occurring in nature being the gain on one parcel of land previously planned to be utilized for the surgery center business which we sold some years ago. For the nine months other income and expenses were favorably impacted by a total of $445 thousand or 2.7 cents per share after tax considered non-recurring in nature being the above-mentioned item as well as the matters mentioned on our last call.

For the quarter net income was $2.4 million or 24 cents per diluted share, and is after a slightly higher tax provision of 38.7 percent and it’s compared with $1.2 million in Q3 of 2002. We expect that tax rate to revert to approximately 38 percent in subsequent periods. For the nine months our net income was $5 million or 52 cents per diluted share or 49 cents per share excluding the non-recurring items.

Some further comments. As I mentioned G&A expenses increased by 8.6 percent or $1.4 million from the Q2 number to slightly under $18 million, although without the Metro acquisition, this number was almost unchanged from the prior quarter.

Interest expense net for the quarter was within expectations at $278 thousand and we expect this to be marginally lower in Q4.

This quarter also included approximately 1.7 cents per share after tax being the impact on episodes of care in progress at the end of the quarter from the reimbursement increase from CMS which took effect on October the 1st. I will make further comments on reimbursement later on.

With reference to the balance sheet, our cash balances, as Bill mentioned, totaled $10.1 million, only $2.7 million lower than the June figure despite utilizing $6 million on the recent acquisition.

Our days sales outstanding rose slightly to 35 days from the 33 days of June. This was driven by the expected delays to billing for Metro and would have been largely unchanged apart from this. We would expect our DSO to revert back to the lower number by March of next year.

In addition I would like to add that the company expects to be paying cash taxes commencing in early 2004.

Total debt, including capital leases, now stands at $20.5 million, a small increase of $200 thousand since June 30th, and this increase is a result of two factors. First, we added a note of $1million for the acquisition. Secondly, during this third quarter the company received approximately $1.6 million in cash from CMS in settlement of fiscal 1999 cost reports. These receivables, as discussed in our most recent 10-Q, had previously been netted against the current liability and have now been almost completely extinguished and of course contributed to our improved cash position.

The company made scheduled debt payments of $2.1million during the quarter and additionally chose to make payments of over $600 thousand on other cost reports finalized during the quarter rather than seek longer term payment arrangements with CMS. We plan to continue to pay down principle at approximately $2 million in the fourth quarter and anticipate an estimated $6.1 for the whole of 2004. Generally, with respect to Medicare cost report liabilities, final notices received to date for both the 1999 and 2000 years appear to be within the estimates previously made.

Capital expenditure absent the acquisition remained consistent for the quarter at $330 thousand, although this rate will probably increase over the next six to twelve months as the company steps up its IS expenditure on several projects. Our preliminary number for Fiscal 2004 is approximately $2.5 million.

Cash flow was clearly very strong with EBITDA at $4.7 million, excluding the gain on the land sale, and cash flow from operations for the quarter at $3.9 million. Discussions continue with respect to a replacement financing arrangement with the objective of both rationalizing the debt picture as well as providing increased availability for acquisitions. These discussions have included both a revolver and term piece and continue to evolve.

Reimbursement. Effective October the 1st legislation for a market basket increase went into effect. This amounted to approximately 3 percent when specifically applied to Amedisys. There is still considerable uncertainty regarding proposals currently under discussion in Congress. These proposals could impact the market basket, the possibility of a co-pay (ph) and possibly getting back the rural add on in the whole or in part. Although recent news reports suggest that the co-pay issue has now been eliminated at the expense of a reduction to the market basket of 0.9 percent and a 5 percent increase in our reimbursement for rural patients, there appears to be little consensus as to whether the overall bill will be enacted, and if so, when the relevant provisions would take effect. Given the magnitude of the reductions the company has successfully dealt with previously, our ongoing technology initiatives and our strong belief that Amedisys continues to benefit from operating leverage, these changes, if any, should prove very manageable.

Guidance. We’d previously given preliminary guidance for 2003 of 63 to 67 cents per share, but with the strong operational performance and initial results from our recent acquisition, this has been increased to 72 to 75 cents per fully diluted share. This guidance excludes the impact of non-operational items referred to earlier in this call. This implies that we expect that the fourth quarter will fall within the range of 23 to 26 cents per share on approximately 10.4 million diluted shares. Our guidance is that diluted shares will total approximately 9.9 million for the full year. We had intended to provide complete preliminary guidance for 2004 on this call expecting that the reimbursement picture would be somewhat clearer than is in fact the case. As a result we intend to issue this full guidance either when Congress finishes their deliberations or otherwise for the year although it is our clear objective that earnings per share for 2004 will exceed 20 percent growth when compared to this current year.

Larry will now comment on operations.

LARRY GRAHAM, AMEDISYS: Thank you, Greg. On our last call I outlined three initiatives the company had implemented within the last two quarters. I will now update you regarding these three initiatives.

Number 1. Real time exception reporting. We continue to see improvements with the combined use of scanning technology, editing oasis inconsistencies, and a centralized team approach used in tandem with the admission staff and clinical review staff.

Number 2. Centralized wound telemedicine. Fully centralized services have been in place within Amedisys for approximately six months. These services’ prime function are to service that all Amedisys’ wound patients receive appropriate products based upon the most advanced wound research available. During this time we have experienced a 2 percent overall increase in our wound fare population. At the same time, this expert wound service has resulted in a visit utilization decrease of 1.2 visits per episode in this select population. We continue to believe there is great value in providing clinical expertise and services to select population groups that are normally a challenge to manage successfully in the home care environment.

3. Quality initiative. We have recently completely a company wide roll out of an automated quality improvement technology from Outcome Concept Systems <Company: Outcome Concept Systems, Inc.; URL: http://www.ocsys.com > out of Seattle, Washington. This automation sorts through all local oasis documentation and identifies which patient charts we need to assess for quality improvement purposes. We are very excited about this technology because the data our agencies act upon related to outcome improvement is approximately one quarter ahead of standard CMS <Company: Centers for Medicare & Medicaid Services; URL: http://www.cms.hhs.gov > CASPER outcome reports. We feel that the addition of this automated quality improvement tool coupled with our clinical inconsistency programming for five care clinical tracks and our disease management programs are the basis that supports our primary mission to be the low cost quality outcome driven home provider of choice.

With regards to outcome reporting, many of you are aware that CMS just kicked off its first round of public outcome reporting this week. Amedisys fully supports the initiative of public reporting to give consumers a choice in providers. Consumer education regarding outcomes is very important. We do outcomes not as a race that has a start and finish line, but as an ongoing dedication to quality improvement. We have spent this year implementing key clinical infrastructures like the ones I stated above that will enable us to show positive trends in focused clinical areas. We are a big supporter of outcome reporting and believe it requires an ongoing commitment to clinical excellence.

External growth. We are pleased with the operational progress of the Metro Preferred Home Health acquisition and are in the process of a full system conversion. On November 1st, Amedisys acquired St. Luke’s Home Health in Houston. This single site conversion has begun and is estimated to aligned with our converted system by year end.

In summary we believe that our continued focus on clinical, operational, and financial excellence and execution will separate us from our competition. These three aspects of home care coupled with the automation in key areas and strong local leadership in the field have produced these strong third quarter results. We continue to focus on the being the low cost quality provider in home health. We believe that focus and execution will separate us from competition.

I would like to express our appreciation for the support of our shareholders, customers, employees, and vendors.

At this time we will open the call to your questions concerning matters covered in this release. Thank you. Marisha.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, please press the number 1 followed by 4 on your touchtone phone. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order in which they are received. We do ask that while you pose your question that pick up your handset to provide the best sound quality. Please hold while we poll for questions.

Thank you. Our first question is coming from Arthur Henderson of Jefferies & Company. Company <Company: Jefferies & Co; URL: http://www.jefco.com/ > Your line is live.

ARTHUR HENDERSON, JEFFERIES & COMPANY: Hi, good morning. What are you doing internally specifically to generate the kind of top line internal growth rates that you are? I mean 10 percent was pretty robust, and I know that the industry kind of is in the 7 – 8 percent range, so you’re taking share from someone, and I’m just wondering if you have any specifics on that.

LARRY GRAHAM: Good morning Arthur. This is Larry. Thank you for your question. We have averaged between 6 and 10 percent internal growth since the first quarter of this year. I think the third quarter was extremely strong at 10 percent. I will remind everybody that the third quarter last year was somewhat weak for us, but at the same I mentioned in my comments about our focus on wound care patients. We also focus on orthopedic patients, cardiac patients, and diabetic patients. We believe our focus on our programs through our sales force and our clinicians and our relationships with the physician community and the hospital providers has begun to build momentum. We do a very good job tracking clinically how we do on patients and we believe that this has contributed to our internal growth rate as well as the normal things you do as far as our sales force and the calls we make. I hope that answers our question, but we’re pleased with our internal growth rate. And I’ll go ahead and make the comment that we think the fourth quarter will fall in the 6 to 10 percent range, which is kind of what we’ve been running, but we’ve had three consecutive quarters of building on our internal growth rate.

ARTHUR HENDERSON: Okay, so that should be a sustainable level even into 2004?

LARRY GRAHAM: Yes, we believe so.

ARTHUR HENDERSON: The episode management… obviously we’ve seen some improvement in the gross margin line, and I’m wondering is that going to be sustainable throughout 2004? Are you seeing or should we see that go the other way?

LARRY GRAHAM: Greg mentioned that our gross margin was slightly below 59 percent. We believe that we may have a slight downward pressure on gross margin while we believe we’ll be able to continue improvement on the EBITDA margin, which is through operational leverage like Greg mentioned, so while we might get a price increase from Medicare, we’ll also have some cost increases due to normal raises and those type of things, but we believe it’d be in that range but we don’t expect it to significantly go or significantly go down.

ARTHUR HENDERSON: So is it mostly labor cost pressure that would be (inaudible) that?

LARRY GRAHAM: Labor and benefits, yes sir.

ARTHUR HENDERSON: Labor and benefits, okay. On the SG&A, Greg, do you have a rough estimate of what that’s going to look like for Q4?

GREG BROWNE: Arthur, I would anticipate it will show some slight increase because it will include three full months from the Metro acquisition whereas Q3 only included two months. Apart from that we don’t anticipate… you know, obviously there’ll be changes. We don’t anticipate materially difference, so we should expect it will go up in Q4 because of what I mentioned but not significantly.

ARTHUR HENDERSON: And then I guess from there unless you do some more acquisitions, we should probably see a trend in the $19 million range, I guess, per quarter?

GREG BROWNE: Well…

ARTHUR HENDERSON: If I’m understanding what you’re saying.

GREG BROWNE: I think that’s fundamentally sort of right although we’re having to look at obviously our benefit costs, as Larry mentioned, and insurance costs will no doubt come under some pressure next year as they tend to everywhere. We also as roll out some of the technology activities, we tend to see some costs migrate, if you like, a little bit from less labor cost to revenue line and more technology cost in SG&A costs, so you know, I think you’ll continue to see some increases next year and that’s why, as Larry mentioned earlier, that we firmly believe that we continue to benefit from operating leverage, and that our SG&A costs will decline, as a percentage of our revenue, steadily over the next twelve months.

ARTHUR HENDERSON: Okay. So your sense is is that in Q4 if I kind of look at where your estimates are coming out, your EBITDA margin should be in high 12 – low 13 level for Q4?

GREG BROWNE: I would anticipate as a sort of working hypothesis that that is to be slightly higher than where we were in Q3, you know, probably consistent to slightly high.

ARTHUR HENDERSON: Okay, and then Q4 — that should be sustainable you think?

GREG BROWNE: Well… as I said…

ARTHUR HENDERSON: I’m sorry, I’m sorry. 2004, sorry.

GREG BROWNE: Yeah, depending on where the costs come out for next year and some of the other activities that we’re engaged in. I mentioned the technology. We’d like to increase our capital expenditures as a result of several initiatives for next year.

ARTHUR HENDERSON: Okay.

GREG BROWNE: But from and EBITDA standpoint… EBITDA percentage standpoint, we feel fairly comfortable with that.

ARTHUR HENDERSON: How much seasonality do you have in your business? I know Q1 and Q4 tend to be better quarters for you and I’m wondering if it’s meaningfully enough to show differences in your EPS in those numbers, so in other words, you have a spike in Q1 and then a drop off in Q2, Q3, and then a spike back up.

LARRY GRAHAM: Arthur, this is Larry. There is some seasonality. It’s not significant, but you will see, and you hit the nail on the head. In quarter four it usually starts building. Quarter one… towards the end of quarter one it plateaus, and then it will come down through the summer months, and then build back up the rest of the year, but it’s not something that you’ll see dramatic turns for, but during the summer months, typically, the home care industry does experience a show term.

ARTHUR HENDERSON: Okay, and then one last question and I’ll jump out of the queue here. The acquisition environment—are you seeing any… obviously you’ve made a couple of acquisitions here, but are you seeing any more interest? Are you getting more calls from people these days and what are you seeing in terms of valuations that you’re having to pay roughly on an EBITDA basis?

BILL BORNE: Arthur, this is Bill. You know, obviously there is a lot of opportunity in acquisitions, we have seen the cost of them go up slightly, but not significant. We still feel there are lots of accretive acquisitions and literally on a weekly basis, we have new opportunities and we’ll take advantage of those where we see fit and it fits within our overall strategy.

ARTHUR HENDERSON: You typically pay some portion of cash and then do the rest with a note. Generally, are those notes subject to some performance standards?

BILL BORNE: Not typically. In the Metro case we do have sort of a modified earn out that’s tied in there with reserves. Most of the times we just have a straight note with most of the hospitals.

ARTHUR HENDERSON: How about this most recent one you did?

BILL BORNE: There’s no earn out. It’s just a fixed note.

ARTHUR HENDERSON: Okay. Okay, great. Thanks so much.

SPEAKERS: Thank you’s.

OPERATOR: Thank you. Our next question is coming from John Ransom of Raymond James. <Company: Raymond James & Associates; Ticker: RJF; URL: http://www.raymondjames.com > Your line is live.

JOHN RANSOM, RAYMOND JAMES: Hi, good morning. Let me ask kind of just a basic question. You guys are about 30 percent rural, correct?

SPEAKER: Correct.

JOHN RANSOM: So would that imply then that this quarter you’re anniversary-ing essentially a 5 percent base cut and a weighted kind of 3 percent cut on the rural side, so the Medicare revenue headwind, if you will, was about 8 percent. Is that correct?

GREG BROWNE: John, that’s approximately right.

JOHN RANSOM: Okay, so if we look at the fourth quarter, your 23 to 26 cents, even if we’re at market basket minus 90, which is about say 2 percent, wouldn’t you convert from a 8 percent headwind to say maybe at worse kind of a 1 percent headwind in the fourth quarter from a comparison standpoint?

GREG BROWNE: That is basically correct if I understand the question correctly.

JOHN RANSOM: So therefore, I mean have you… what has been your assumption for the fourth quarter in terms of a revenue rate increase from Medicare in one year guidance.

GREG BROWNE: The guidance includes the full impact of the3 percent which went into effect on October 1st.

JOHN RANSOM: Okay.

GREG BROWNE: And I’ll just add to that that all of the discussions that we have had, and we always do prior to these calls have a discussion with our industry association in Washington, everything that we’ve heard would indicate that there would be no reduction to the market basket prior to April the 1st if at all.

JOHN RANSOM: Okay. So no reduction… no minus 90 until April 1st. Okay.

GREG BROWNE: Correct.

JOHN RANSOM: Got it. And you anniversary the rural cut even if there’s no rural give back, if you will…you anniversary the rural cut April 1st. Is that right?

GREG BROWNE: That’s correct.

JOHN RANSOM: So that would be somewhat offsetting. Okay. The second question, if you will then, if we assume then sort of a 2 percent pricing environment for Medicare, plus or minus, combined with your to 10 percent volume growth, then we’re looking at essentially a kind of a 10 percent same store revenue model once you anniversary these I guess beginning in the fourth quarter. Is that a fair way to think about the organic top line of your company?

GREG BROWNE: That’s (inaudible). You would also have to take into account underlying episode growth as a result of the admissions and depending on that, so we could see some slight increases from that and given the pace of startups, we may be able to increase the underlying internal growth number, but say in the 10 to 12 percent range seems reasonable.

JOHN RANSOM: And what would you say Greg that your steady state… so if we’re growing revenue 10 to 12, what would you say your steady state SG&A costs would grow off that base?

GREG BROWNE: Well, I would expect just to flesh out my answer that I gave to Arthur earlier as we should SG&A settle out at around $19 million after the full three months of the Metro acquisition and depending on how benefit increases run for the new year, so I would say between $19 to 19 1/2 million seems sort of like a good starting number.

JOHN RANSOM: And then maybe a 3 to 4 percent growth for salaries and what have you?

GREG BROWNE: That’s right, absent of course any further significant acquisitions.

JOHN RANSOM: Okay, so in other words, to make this simple 10 to 12 organic top line and only 3 to 4 or may 3 to 5 growth in SG&A, so that’s your operating leverage before you even get into any gross margin. Even assuming kind of a steady state gross margin, you’ve got some operating leverage just from those two factors combined.

GREG BROWNE: I believe that should be the case.

JOHN RANSOM: Okay, and then finally, just your capital structure. What is your… I know you’ve added some debt, paid off some debt. Simplistically what is your weighted average cost of debt currently?

GREG BROWNE: Well, John, it’s somewhat confusing and confused by the fact that a big chunk of what we call data and Medicaid cost reported liabilities doesn’t carry any interest.

JOHN RANSOM: Sure.

GREG BROWNE: We actually pay interest on only about $13 million worth of what we call the $20.5 million in debt and on average I guess we’re running at about 8 percent on that at the moment, and perhaps 9 percent, because the Medicare stuff is quite expensive, so that’s where we currently are.

JOHN RANSOM: And just why wouldn’t you take some of your cash and pay down some of that Medicare debt? Is it just you don’t want to give up some capacity because of acquisition opportunities and you don’t currently have an acquisition revolver? Is that the thinking there?

GREG BROWNE: That’s correct. At the time we wanted to keep some dry powder in case some acquisition opportunities arise and at the time when we do put in a revolver, then we will almost certainly, I would say, pay down that expensive Medicare Medicaid debt.

JOHN RANSOM: And Greg, how much again… remind us how much… what is the dollar amount of that expensive Medicare debt that you’re carrying?

GREG BROWNE: It’s currently at $4.4 million and it carries interest at 12.675 percent.

JOHN RANSOM: Round it to the thousandth. So in other words, that’s costing you over $500 thousand of interest…

GREG BROWNE: That’s correct.

JOHN RANSOM: …whereas if you pre-tax versus you’re carrying that in cash, you’re earning maybe $50 thousand, so you’ve got a $500 thousand pre-tax negative carry, $300 thousand after tax, so about 3 cents… it’s costing you about 3 cents or so I would presume in negative carry.

GREG BROWNE: That’s correct to maintain that capacity.

JOHN RANSOM: Okay, very good. Thanks so much.

SPEAKER: Thank you.

OPERATOR: Thank you. Our next question is coming from Sheryl Skolnick of Fulcrum Global Partners <Company: Fulcrum Global Partners LLD; URL: http://www.fulcrumgp.com >

SHERYL SKOLNICK, FULCRUM GLOBAL PARTNERS: Good morning. Greg, can you just do me a favor and walk me through how the recapture in the payment that you got on the settlement of the cost reports. Did that come through the top line?

GREG BROWNE: Cheryl, thank you for your question. No, it did not come through the top line. It was entirely balance sheet included in the liabilities and debt, if you like, at June 30th, was a receivable from CMS for Medicaid cost reports and in fact of course, that was (inaudible) against payables…

SHERYL SKOLNICK: Right.

GREG BROWNE: And so as that was received, it boosted our payables for this quarter… boosted our liabilities as at this quarter, of course, offset by the payments we made during the quarter.

SHERYL SKOLNICK: Right.

GREG BROWNE: No, it did not go through the top line.

SHERYL SKOLNICK: Okay, and so but it does, of course obviously, become a cash flow item in the quarter?

GREG BROWNE: That’s correct.

SHERYL SKOLNICK: Okay, so if we back that out of this 3.2 was it that you reported for the cash, it was basically… it was half of that?

GREG BROWNE: I think… I’m just going to check one thing, Cheryl, but I believe that it was not included that number because it is shown…

SHERYL SKOLNICK: Because it’s a net number offsetting… how much the liability went up?

GREG BROWNE: That’s right. It’s included in the cash flows from financing activities rather than operating activities.

SHERYL SKOLNICK: Okay, that was important because I was trying to make those numbers and the results from the company looked a little bit more robust than $1.6 million of cash.

GREG BROWNE: Okay.

SHERYL SKOLNICK: I’m going to ask you the same question I asked Sentiva (ph) because maybe I’ll get an answer. I got an answer from them, but I’d like an answer from you from the Medicare business. One of the things we worry about in the hospital business is weak volumes. Are you seeing any evidence in your business of two things. One, shorter lengths of stay, which we’re beginning I think to see in the Medicare patient base in the hospitals. Lengths of stay are coming down. Are you seeing that impact on your business, do you think? And two, are you seeing any impact of fewer heads in the beds at the hospitals resulting in fewer discharges to home care?

LARRY GRAHAM: This is Larry. The answer to your first question is no. We’re not seeing impact of shorter length of stay in home care. We evaluate our home care patients based on their outcomes to determine whether they stay on service for a second episode. We do that for all our diagnoses, so in fact we have not seen shorter length of stay. The fewer beds in the hospital in the markets that we rely on hospital discharges, obviously that has an impact on our admissions, but it varies and it varies by time of the year, but we also get a large amount of our admissions directly from the doctors community, so while we get probably somewhere in the neighborhood of 45 to 50 percent of our admissions directly from hospitals, the other half come mostly from physicians.

SHERYL SKOLNICK: Alright, so there wasn’t any hospital stay prior to that. Now the question I was asking on length of stay was hospital lengths of stay, not your lengths of stay.

LARRY GRAHAM: Okay, on the hospital length of stay, we are a very good adjunct as you know to hospitals because from their DRG payment, it is in their interest where clinically appropriate to have shorter length of stay, and we benefit from the discharge from the hospital to home care, which is actually a benefit to that, and actually that’s one when we partner with hospitals that we use as a partnering point that we can benefit them by getting them into the home where we can appropriately care for them where clinically appropriate, so we do see benefits from shorter length of stay inside the hospital. We’re one of the avenues where that patient is going to come.

SHERYL SKOLNICK: That’s what I would have thought. Okay, so have you seen any interesting or material changes in the acuity of the patients coming out of the hospital?

LARRY GRAHAM: I can only speak for the patients that we service. The acuity level of the patients we service has been rising throughout the year, so we are taking care of sicker patients with higher acuity level, which indirectly would mean the short answer would be yes, we’re seeing higher acuity patients coming from hospitals.

SHERYL SKOLNICK: Now, is that a good thing for you?

LARRY GRAHAM: I believe so. That’s what we specialize in. That’s what Amedisys has always specialized in is the high tech high acuity patient, so yes that’s a very good thing. It’s good financially and it’s good clinically. We are very strong at taking care of sicker patients in the home. It’s not unheard of for us to take care of a cardiac transplant patient that’s been discharged from the hospital, so we take care of some very intensive patients.

BILL BOURNE: And Cheryl, this is Bill. We believe that this trend will help to distance ourselves from the typical home care provider that does not have an acute base like we do, so we think that’s a good trend.

SHERYL SKOLNICK: That makes good sense. Thanks so much.

SPEAKERS: Thanks. You’re welcome.

OPERATOR: Thank you. Our next question is come from Gary Glaser of Belle Haven Investments <Company: Belle Haven Investments, LP; URL: http://www.bellehaven.com/index.aspx>. Your line is live.

GARY GLASER, BELLE HAVEN INVESTMENTS: Thanks. Good morning guys. Congratulations. It’s really great to see.

LARRY GRAHAM: Thank you.

GARY GLASER: Bill or Larry, would one of you please expound a bit on the opportunity that you see for Amedisys in disease management and case management?

BILL BOURNE: Gary, as we all know, physicians provide medical management, and we think they should be more centrally involved and may be part of the problem, but we think access and oversight and care for a nation are fundamental for both case management and disease management. The services are most effectively and efficiently provided by nurses which everybody knows that we are a company of nurses. Nursing interface is the least expensive way to achieve compliance through education, behaviour modification, and ultimately self-management which is our objective. Although it is our expectation to fully develop these capabilities in the future, every one of our current 76 offices is fundamentally designed to provide this full range of services with minimum cost implications. And every episode of care we provide — you know we provide both of these functions — we believe that we would have a strategic advantage in our ability to directly care for Medicare patients as an adjunct to disease management and case management, so in conjunction with our physician and our hospital partners, as Larry mentioned, we believe we are well positioned to take advantage of these trends in Medicare as they evolve and we could do it most efficiently and we believe we have the demographics to be able to do that, so we’re excited about the trend, but we think that will evolve over next year, and we’ll certainly see some real revenue opportunities probably in 2005.

GARY GLASER: Thanks very much. Everything else I had has been answered. Congratulations again.

SPEAKER: Thanks Gary.

OPERATOR: Thank you. Once again that’s 1 followed by 4 for any questions at this time. Thank you. Our next question is coming from Dick Edelman of Sanders, Morris, Harris <Company: Sanders, Morris, Harris; URL: http://www.smhhou.com>. Your line is live.

DICK EDELMAN: Good mor…

BILL BORNE: Morning, Dick.

OPERATOR: I’m sorry. He did take himself out of queue. Our next question is coming from George Whiteside of SWS Financial. <Company: SWS Financial Services, Inc.; Ticker: SWS; URL: http://www.swsfinancial.com >

GEORGE WHITESIDE, SWS FINANCIAL: Good morning guys and congratulations on a terrific quarter. We’re delighted to see that you’ve increased your presence in the great state of Texas.

LARRY GRAHAM: Thank you.

GEORGE WHITESIDE: A question in terms of your acquisitions. On a cash basis, say if you’ve spent $4 or $5 million, how long do you think that it would take to recover that cash in terms of operating profits out of an acquisition?

GREG BROWNE: George, this is Greg Browne. You know Amedisys is a company that does review the historical performance of its acquisitions for some time after they take place, and as you would see from sort of reviewing our financial results over the last few years, the company has done very well in ensuring the performance of the acquisitions, obviously as a result of integrating them into the operations. You know, to give a specific time frame is difficult, but we would expect as a general sort of rule that we would recover that cash investment within two to three years, but you know, that will vary of course a little bit depending on the nature of the acquisition location (inaudible).

GEORGE WHITESIDE: Well that would clearly indicate the appropriateness of your keeping cash or your powder dry rather than paying off your Medicare obligation because your (inaudible) on that acquisition is substantially higher than paying off that debt.

GREG BROWNE: That’s correct, and while — until fairly recently — the company hasn’t had access necessarily to the debt markets, it was important to keep some dry powder. As we go forward and we have some availability, I think we have some greater flexibility, as Bill mentioned in his press release, and so it will give us some options perhaps to do better.

GEORGE WHITESIDE: A follow up question. At one time you, from a prior financial arrangement or source — they had an obligation to you, went into some type of reorganization. Has that all been cleared up and you recovered funds from that source?

GREG BROWNE: George, I believe you’re referring to the National Century Financial <Company: National Century Financial Enterprises, Inc.; URL: http://www.ncfe.com > arrangement. That went into Chapter 11 last year, almost exactly this time. We have not recovered apart from a very small sum of money we reported in Q2. We’re not risk recovered the $7.3 million approximately that was owed to us or recovered our funds. We have been engaging in legal action and that’s all that we can comment on that because of the legal action.

GEORGE WHITESIDE: And I would totally respect that. I see that as a potential… I don’t what percentage of probability one could put on it, but that would certainly be a potential positive development if that could get resolved.

BILL BOURNE: That’s right, George, but remember, we did write it off in full.

GEORGE WHITESIDE: Did you receive a tax benefit as a result of that tax write off?

SPEAKER: Yes we did.

GEORGE WHITESIDE: Wonderful. Thank you very much.

SPEAKER: Thank you.

OPERATOR: Thank you. Our next question is coming from Dick Edelman of Sanders, Morris, Harris.

DICK EDELMAN: Good morning, gentlemen.

SPEAKER: Morning.

DICK EDELMAN: Can you hear me this time?

SPEAKER: Yes, Dick. How’re you doing?

DICK EDELMAN: She cut me out last time and I just wanted to congratulate particularly on the fact that this is such a wonderful quarter and I guess I seen so many of these quarters through the years when extraneous items have managed to swat the company in the face and yet you’ve made it through and you all, you and your employees are to be commended certainly. And I say that as a shareholder, so. A couple brief questions here, the kind of outside of the box. Bill, you alluded to the number of offices that you guys have in place. Would you give that number again and how that compares to last quarter and last year?

BILL BOURNE: Right, it was 76 that we currently have and there were I think…

DICK EDELMAN: And if you’re off one or two, don’t worry about that.

GREG BROWNE: We were 64 we reported at the end of the second quarter and going from memory, Dick, I think it was about 55 last year.

DICK EDELMAN: Alright, so you’re continuing to open offices and these are through the addition of your acquisitions as well as just new territories?

LARRY GRAHAM: That’s right.

DICK EDELMAN: Okay. You do seem to have a hot shot acquisition individual on your staff who’s doing a good job. Can you give us any thoughts as to what might be coming up in the future in terms of sizing — he Metro and then this last one are of a decent size but not a huge… are you looking at bigger stuff out there.

BILL BOURNE: Dick, again you know our focus is on internal growth through development of our clinical programs and partnerships with our physicians and hospitals in the communities, however because of the environment right now, there are lots of good opportunities. The range that we’re looking at now is in probably $15 to $20 million range in revenue, however there are a lot of opportunities with single play hospitals that are in the $2 to $5 million range. We have appetite for both and strategically where it makes sense in the markets that we service, we would take advantage of that. We feel we do have enough dry powder, as you guys refer to it, to take advantage of several of these going forward, and we’re always on the lookout for the right opportunity at the right time, and we will take advantage of those opportunities, so I would say on a single basis, $2 to $5 million. On the more regional basis like Metro, and we are looking at those types as well, $5 to $20 million. That’s kind of about the top of what we’re looking at.

DICK EDELMAN: What about the competition. You mentioned last time there were some private companies that were coming into to your… and to kind of take… try to get into your marketplace. Are they still growing as far as you know? We don’t hear about them, of course, but are those private guys still rolling up offices?

BILL BOURNE: Dick, as far as the competition in the smaller opportunities, we don’t see them at all because they’re really looking… it’s big money looking for a platform, so to speak. And we’re so well known right now nationally that we kind of have dibs on most of the opportunities, and the market understands us as a company capable of doing deals, so we haven’t seen a competition as of yet affect our ability in reference to pricing. And the big, big opportunities that they’re looking at, we feel are too risky for us and we hope them luck with them.

DICK EDELMAN: Okay. I was particularly pleased to hear Larry’s first comment about working with your employees and that’s a key part of your growth is to satisfy their requirements and their need. Marketing efforts through the sales offices through the benefits to the employees themselves, what’s going on there that may or may not be different from the past? Are there new products or services that you’re offering, anything along those lines.

LARRY GRAHAM: Dick, this is Larry. We are constantly fine tuning our clinical protocols. Recently in the last six months, we rolled out a rehab, an orthopedic program, through our sales force and through our employees, and we also continue to focus on wound care, diabetes and cardiac patients, and I just rattled off the top four diagnosis we have in home care, and we also are looking into the psych arena, which is another program that we have in select markets.

DICK EDELMAN: Okay, and last question. You also alluded to in the past but you didn’t today that there might be an addition or a deletion or whatever from your Board of Directors. Is anything happening there, Bill? Are you still looking to add new folks or what?

BILL BOURNE: Yes, Dick, we are. We actually have several good candidates and the board is in that process. As everyone knows, our board is very methodically and very process oriented, and currently we’re evaluating the strengths and weaknesses of our own board and making sure the new additions are a great fit to enhance our opportunity to take the company to the next level, so certainly by year end we hope to have an answer, and if not, it will be shortly after that.

DICK EDELMAN: Okay, well again, congratulations. Terrific numbers. Good work to all of you and your employees.

LARRY GRAHAM: Thank you, Dick.

OPERATOR: Thank you. I’m showing no further questions at this time. I will now turn the call back over to management for any further or closing comments.

BILL BOURNE: Thanks. As always, we appreciate your interest and thank you for calling in this morning. We’re looking forward to opportunities in this fourth quarter and reporting these results in our year-end conference call. I’d like everybody to have a great day and hopefully we’ll see you in the next quarter call. Thanks.

OPERATOR: Thank you. That does conclude this morning’s teleconference. You may disconnect your lines and have a wonderful day.

END.